Exhibit (a)(1)(H)

FORM OF EMAIL TO ELIGIBLE OPTIONHOLDERS
CONFIRMING ACCEPTANCE OF ELIGIBLE OPTIONS

From:    RedHill Biopharma Ltd.

Re:     Confirmation of Acceptance of Eligible Options

Thank you for your submission of the Election Form pursuant to the Offer to Exchange Eligible Options for New Options, dated April 26, 2021 (the “Offer Documents”). With this letter, we confirm that RedHill Biopharma Ltd. (“RedHill”) has accepted the Eligible Options listed on your Election Form for exchange in the Exchange Offer. Subject to the terms and conditions of the Exchange Offer, as described in the Offer Documents, your Eligible Options will be cancelled and New Options will be granted to you. Your New Options will appear shortly in the Altshuler Shaham Benefits Options System. If you have included in your Election Form an election to tender any options for exchange that do not qualify as Eligible Options, such options will not be accepted by RedHill and will remain outstanding subject to their original terms following the expiration of the Exchange Offer. If you have any questions, please contact Benefits@altshul.co.il.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offer Documents.